EXHIBIT 99.1

CORRECTION -- Meridian Resource Reports Fourth Quarter and Full-Year 2007 Results

HOUSTON, March 13, 2008 (PRIME NEWSWIRE) -- The press release that was issued earlier today included discretionary cash flow per share data that should not have been included. The corrected release follows:

The Meridian Resource Corporation (NYSE:TMR) today announced fourth-quarter and full-year 2007 financial results. For the fourth quarter 2007, the Company posted net income of $2.0 million, or $0.02 per share, and generated $23.2 million in discretionary cash flow. For the full year 2007, the Company posted net income of $7.1 million, or $0.08 per share, and generated $94.4 million in discretionary cash flow.

Additionally, during 2007 the Company had the following results:

     * Production totaled 18.3 Bcfe, or 50.1 Mmcfe per day
     * Average prices of $7.29 per Mcf, and $64.70 per barrel
     * Gains on hedging activity of $3.3 million
     * Revenues totaled $152.2 million
     * Lease Operating Expense totaled $28.3 million
     * Depletion and Depreciation totaled $77.1 million
     * General & Administrative Expense totaled $16.2 million
     * Long Term debt of $75 million

Production Volumes

Production volumes for the fourth quarter of 2007 totaled 4.1 Bcfe, or 44.6 Mmcfe per day compared to 5.3 Bcfe, or 57.9 Mmcfe per day for the fourth quarter of 2006. The difference between the two quarterly periods is due to new production being brought on in East Texas and Nueces Bay, offset by natural production declines, as well as pipeline repair work done on the Delacroix No.1 well in the Bayou Gentilly area which caused the production from the well to be shut-in for a period of approximately two months during the fourth quarter of 2007. Annual production volumes were 18.3 Bcfe, or 50.1 Mmcfe per day, for full year 2007 compared to 23.3 Bcfe, or 63.9 Mmcfe per day, for full year 2006. The difference between the two annual periods is due to new production being brought on in East Texas, Nueces Bay and Thornwell, offset by natural production declines in addition to the above mentioned pipeline work on the Delacroix No. 1 well and mechanical issues in the Weeks Island field during the second quarter of 2007.

Oil and Gas Revenues

Oil and gas revenues for the fourth quarter of 2007 totaled $37.1 million compared to total oil and gas revenues of $40.3 million for the fourth quarter of 2006. Average realized natural gas and crude oil prices (including the effect of hedging) between the two quarterly periods were $7.18 per Mcf and $81.03 per barrel (Q4-07) and $7.19 per Mcf and $53.06 per barrel (Q4-06), respectively. The difference between the two quarterly periods is due primarily to previously discussed lower production levels. Sequentially, oil and gas revenues are up by $3.4 million, or 10% compared to the third quarter of 2007. Total annual oil and gas revenues were $150.7 million for full year 2007, compared to $189.0 million for full year 2006. Average realized natural gas and crude oil prices (including the effect of hedging) between the two annual periods were $7.29 per Mcf and $64.70 per barrel (2007) and $7.77 per Mcf and $55.73 per barrel (2006), respectively. The Company's oil and gas hedging program netted combined additional revenue of $3.3 million and $3.8 million for the full year 2007 and 2006, respectively.

Lease Operating Expenses

Lease operating expenses for the fourth quarter of 2007 were $6.6 million, essentially flat compared to $6.6 million for the fourth quarter of 2006. Sequentially, lease operating expenses were down by $0.3 million or 5% compared to the third quarter of 2007. Lease operating expenses for full year 2007 were $28.3 million, compared to $22.6 million in full year 2006. Lease operating expenses increased between the two annual periods primarily due to significantly higher insurance cost related to the hurricanes of late 2005, the cost associated with the addition of producing wells in East Texas and Nueces Bay, compression costs in the Biloxi Marshland area and overall industry-wide increases in service costs.

Depletion and Depreciation

Depletion and depreciation for the fourth quarter of 2007 was $18.9 million, a decrease of $1.8 million, or 9%, compared to $20.7 million for the fourth quarter of 2006. For full year 2007, depletion and depreciation totaled $77.1 million, a decrease of $29 million, or 27%, compared to $106.1 million for full year 2006. The difference between the quarterly and annual periods is due primarily to the impact on the depletion rate from the ceiling test write down taken by the Company in the third quarter of 2006, in addition to the previously discussed lower production levels.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2007 were $4.4 million compared to $2.8 million for the fourth quarter of 2006. The difference in general and administrative expenses between the quarterly periods was primarily due to lower compensation expense related to the Company's bonus plans during the fourth quarter of 2006. Sequentially, general and administrative expenses were up slightly compared to last quarter's expense of $4.1 million. For full year 2007, general and administrative expenses were $16.2 million compared to $16.7 million for full year 2006.

Interest Expense

Interest expense for the fourth quarter of 2007 was $1.5 million compared to $1.6 million for the fourth quarter of 2006. For the full year of 2007, interest expense totaled $6.1 million compared to $6.0 million for the full year of 2006. The difference between the two annual periods is due primarily to a slight increase in interest rates.

Net Income

Net income to common shareholders for the fourth quarter of 2007 was $2.0 million or $0.02 per diluted common share, compared to $2.8 million, or $0.03 per share for the fourth quarter of 2006. The difference between the two quarterly periods is due in part to increased realized prices and lower depletion and depreciation, offset in part by the above referenced lower production levels. For full year 2007, the Company reported a net income of $7.1 million, or $0.08 per diluted common share, compared to a net loss of $73.9 million, or $0.84 per diluted common share, for full year 2006. The difference between the two annual periods is due primarily to the ceiling test write down taken by the Company in the third quarter of 2006 and increased realized prices, offset in part by the above referenced lower production.

Discretionary Cash Flow

Discretionary cash flow for the fourth quarter of 2007 was $23.2 million, compared to $26.6 million, for the fourth quarter of 2006. The difference between the two quarterly periods is due primarily to improved realized prices offset by lower production levels. Sequentially, discretionary cash flow was up compared to last quarter's amount of $20.2 million. For full year 2007, discretionary cash flow was $94.4 million, compared to $132.4 million for the full year 2006. The difference between the two annual periods is due primarily to improved realized prices offset by lower production levels and increased operating cost.

Hedging Update

The Company recently entered into several new contracts to hedge an additional portion of its expected oil and gas production. The additional natural gas hedge contracts were completed in the form of costless collars for production volumes between March 2008 and December 2009, and ranged between a floor price of $8.00 and a ceiling price of $10.50. The additional crude oil hedge contracts were also completed in the form of costless collars between March 2008 and December 2009, and ranged between a floor price of $80.00 and a ceiling price of $111.40. This provides the Company with an average floor price of $7.41 for gas and $70.41 for oil. Costless collars provide the Company with a lower limit "floor" price and an upper limit "ceiling" price on the hedged volumes. The floor price represents the lowest price the Company will receive for the hedged volumes while the ceiling price represents the highest price the Company will receive for the hedged volumes. The costless collars are settled monthly based on the NYMEX futures contract during each respective month. A schedule showing the Company's complete hedging position is located below, as well as on its website www.tmrc.com.

Reserves

As of December 31, 2007, the Company's year-end oil and gas reserves totaled 90.5 Bcfe of which approximately 68% is natural gas. Proved developed reserves accounted for 66% of the Company's total proved reserves with the remaining 34% representing proved undeveloped reserves. Utilizing Securities and Exchange Commission price guidelines, the net present value (before income taxes and discounted at 10%, a non-GAAP measure), of the Company's total proved reserves at December 31, 2007 was approximately $415 million. The following table provides a reconciliation of the Company's proved reserve quantities for the year ended December 31, 2007:

                                           Oil        Gas       Equiv.
                                         (MBbls)     (MMcf)    (MMcfe)
                                         -------    -------    -------
 Balance, December 31, 2006                4,736     66,815     95,231
   Production                               (838)   (13,239)   (18,267)
   Discoveries and extensions                634      5,465      9,269
   Sale of reserves                           (3)      (413)      (431)
   Revisions of previous estimates           327      2,701      4,662
                                         -------    -------    -------
 Balance, December 31, 2007                4,856     61,329     90,464
                                         =======    =======    =======

Conference Call

Meridian invites you to listen to its conference call which will discuss these results on March 13th at 2:00 p.m. Central Time. To participate in this conference call, dial 888-679-8018 (U.S./Canada) or 617-213-4845 (International) five to ten minutes before the scheduled start time and reference Conference ID #52429987. The conference call will be webcast and can be accessed on the Company's website at www.tmrc.com. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (International) and referencing Conference ID #64633926. A replay of the conference call will also be available on the Company's website shortly after the broadcast.

Non-GAAP Financial Measures

In this press release, we refer to a non-GAAP financial measure called "discretionary cash flow." As used herein, discretionary cash flow represents net cash provided by operating activities prepared in accordance with GAAP adjusted for net changes in working capital accounts. Management believes this measure is a financial indicator of our Company's ability to internally fund capital expenditures and service outstanding debt. Management also believes this non-GAAP financial measure of cash flow is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow should not be considered an alternative to net cash provided by operating activities, as defined by GAAP.

Net present value, before income tax, of the estimated future value of the company's oil and gas reserves, is a non-GAAP measure. As used herein, this measure represents the Standardized Measure of Discounted Future Net Cash Flows, prepared in accordance with GAAP, of $391.5 million plus estimated future income taxes. Management believes this non-GAAP measure is useful to investors and analysts in making comparisons between oil and gas companies by eliminating the effect of income tax differences between companies.

The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas in Louisiana, Texas, Oklahoma, Kentucky and the Gulf of Mexico. Meridian has access to an extensive inventory of seismic data and, among independent producers, is a leader in using 3-D seismic and other technologies to analyze prospects, define risk, target and complete high-potential wells for exploration and development. Meridian is headquartered in Houston, Texas, and has offices in Tulsa, Oklahoma as well as a field office in Weeks Island, Louisiana. Meridian stock is traded on the New York Stock Exchange under the symbol "TMR".

Safe Harbor Statement and Disclaimer

Statements identified by the words "expects," "projects," "plans," and certain of the other foregoing statements may be deemed "forward looking statements." Although Meridian believes that the expectations reflected in such forward looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices. These and other risks are described in the Company's documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 2006.

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                  THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                              SUMMARY OPERATIONS DATA
                   (In thousands, except prices and per share data)
                                    (Unaudited)

                              Q4-07     Q4-06
                             ------------------   -------------------
                             Three Months Ended   Twelve Months Ended
                             ------------------   -------------------
                              Dec 31,   Dec 31,    Dec 31,    Dec 31,
                               2007      2006       2007       2006
                             --------  --------   --------   --------
 Production:
 Oil (Mbbl)                       203       206        838        859
 Natural Gas (Mmcf)             2,882     4,089     13,239     18,170
 Mmcfe                          4,105     5,326     18,269     23,323
 Mmcfe (Daily Rate)              44.6      57.9       50.1       63.9

 Average Prices:
 Oil (per Bbl)                 $81.03    $53.06     $64.70     $55.73
 Natural Gas (per Mcf)           7.18      7.19       7.29       7.77
  Per Mcfe                       9.05      7.57       8.25       8.11

 Oil and Natural Gas Revenues $37,141   $40,318   $150,709   $189,041
 Lease Operating Expenses       6,619     6,564     28,338     22,614
  Per Mcfe                       1.61      1.23       1.55       0.97
 Depletion and depreciation    18,892    20,671     77,076    106,067
  Per Mcfe                       4.60      3.88       4.22       4.55
 Severance and Ad Valorem
  Taxes                         1,819     2,712      9,409     11,259
  Per Mcfe                       0.44      0.51       0.52       0.48
 General and Administrative
  Expense                       4,362     2,798     16,221     16,674
  Per Mcfe                       1.06      0.53       0.89       0.71
 Interest Expense               1,483     1,644      6,090      5,982
  Per Mcfe                       0.36      0.31       0.33       0.26

 Discretionary Cash Flow (a)  $23,229   $26,562    $94,433   $132,360
  Per Mcfe                       5.66      4.99       5.17       5.68

 Net Earnings (Loss)
  Applicable to Common
  Stockholders                 $2,014    $2,821     $7,137   ($73,884)

 Per Common Share (Basic)       $0.02     $0.03      $0.08     ($0.84)
 Per Common Share (Diluted)     $0.02     $0.03      $0.08     ($0.84)

 (a) See accompanying table for a reconciliation of discretionary cash flow to net cash provided by operating activities as
     defined by GAAP.

                  THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share, Unaudited)

                                 Q4-07     Q4-06
                               ------------------  ------------------
                               Three Months Ended  Twelve Months Ended
                               ------------------  ------------------
                                Dec 31,   Dec 31,   Dec 31,   Dec 31,
                                 2007      2006      2007      2006
                               --------  --------  --------  --------
 Revenues:
 Oil and natural gas            $37,141   $40,318  $150,709  $189,041

 Interest and other                 234       534     1,469     1,916
                               --------  --------  --------  --------
 Total revenues                  37,375    40,852   152,178   190,957
                               --------  --------  --------  --------
 Operating costs and expenses:
 Oil and natural gas operating    6,619     6,564    28,338    22,614
 Severance and ad valorem
  taxes                           1,819     2,712     9,409    11,259
 Depletion and depreciation      18,892    20,671    77,076   106,067
 General and administrative       4,362     2,798    16,221    16,674
 Accretion expense                  529       538     2,230     1,588
 Hurricane damage repairs            --     1,330        --     4,314
 Impairment of long-lived
  assets                             --        --        --   134,865
                               --------  --------  --------  --------
 Total operating costs and
  expenses                       32,221    34,613   133,274   297,381
                               --------  --------  --------  --------

 Earnings (Loss) before
  interest and income taxes       5,154     6,239    18,904  (106,424)

 Other expenses:
 Interest expense                 1,483     1,644     6,090     5,982
 Taxes on income:
     Current                        470      (134)      650       369
     Deferred                     1,187     1,908     5,027   (38,891)
                               --------  --------  --------  --------
 Net Earnings (Loss)
  applicable to common
  stockholders                   $2,014    $2,821    $7,137  ($73,884)
                               ========  ========  ========  ========

 Net Earnings (Loss) per
  share:
  - Basic                         $0.02     $0.03     $0.08    ($0.84)
                               ========  ========  ========  ========
  - Diluted                       $0.02     $0.03     $0.08    ($0.84)
                               ========  ========  ========  ========

 Weighted average common
  shares outstanding:
  - Basic                        89,334    89,128    89,307    87,670
  - Diluted                      95,170    94,490    94,944    87,670

             THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                         Dec 31, 2007   Dec 31, 2006
                                         ------------   ------------
 ASSETS
 ------

 Cash and cash equivalents                    $13,556        $32,706
 Other current assets                          29,609         36,380
                                         ------------   ------------
  Total current assets                         43,165         69,086
                                         ------------   ------------

 Property, equipment and other assets         440,610        398,809
                                         ------------   ------------
  Total assets                               $483,775       $467,895
                                         ============   ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------

 Current liabilities                          $54,128        $50,539

 Long-term debt, net of current
  maturities                                   75,000         75,000

 Other liabilities                             29,217         21,559

 Common stockholders' equity                  325,430        320,797
                                         ------------   ------------
  Total liabilities and stockholders'
   equity                                    $483,775       $467,895
                                         ============   ============

                THE MERIDIAN RESOURCE CORPORATION AND SUBSIDIARIES
              SUPPLEMENTAL DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
                                 (In thousands)
                                  (Unaudited)

                                ------------------  ------------------
                                Three Months Ended  Twelve Months Ended
                                ------------------  ------------------
                                 Dec 31,   Dec 31,   Dec 31,   Dec 31,
                                  2007      2006      2007      2006
                                ------------------  ------------------
 Reconciliation of
  Discretionary Cash Flow
  to Net Cash Provided By
  Operating Activities:

 Discretionary Cash Flow         $23,228   $26,562   $94,433  $132,360
 Adjustments to reconcile
  discretionary cash flow to
  net cash provided by
  operating activities:
  Net changes in working
   capital                        (1,413)   (1,134)    2,558     4,912
                                ------------------  ------------------
 Net Cash Provided By Operating
  Activities                     $21,815   $25,428   $96,991  $137,272
                                ==================  ==================

                  THE MERIDIAN RESOURCE CORPORATION
                   Current Summary of Natural Gas
                   and Crude Oil Hedge Positions

                  Natural Gas Costless Collars
                  ----------------------------

                 Contracted        Floor          Ceiling
    Contract       Volume          Price           Price
     Period     (Mmbtu/Qtr)      ($/Mmbtu)       ($/Mmbtu)
   ---------  ---------------   ------------   ------------
    Q1 - '08       1,560,000       $7.29          $11.31
    Q2 - '08       1,410,000       $7.32          $11.27
    Q3 - '08       1,230,000       $7.32          $11.23
    Q4 - '08       1,070,000       $7.32          $11.16
    Q1 - '09         610,000       $7.70          $10.39
    Q2 - '09         520,000       $7.68          $10.40
    Q3 - '09         450,000       $7.69          $10.39
    Q4 - '09         410,000       $7.70          $10.39

                   Crude Oil Costless Collars
                   --------------------------

                 Contracted         Floor         Ceiling
    Contract       Volume           Price          Price
     Period      (Bbls/Qtr)        ($/Bbl)        ($/Bbl)
   ---------  ---------------   ------------   ------------
    Q1 - '08          70,000       $66.50          $89.97
    Q2 - '08          77,000       $71.17          $95.25
    Q3 - '08          64,000       $69.53          $93.84
    Q4 - '08          52,000       $67.88          $92.03
    Q1 - '09          21,000       $77.14         $106.01
    Q2 - '09          18,000       $76.67         $105.18
    Q3 - '09          15,000       $76.00         $104.02
    Q4 - '09          12,000       $75.83         $103.73

CONTACT: The Meridian Resource Corporation
         Lance L. Weaver
         (281) 597-7125
         lweaver@tmrx.com
         www.tmrc.com